Exhibit 1.1

BY-LAWS OF LAN AIRLINES S. A.

SECTION I

Name, Corporate Domicile and Objective

Article the First: A stock company is organized which by voluntary decision will be governed by such rules as applicable to open stock companies and it will bear the name “Lan Chile S.A.” Without prejudice of the foregoing, it will additionally and for the company’s identification effects and for publicity and advertising purposes, bear such fancy names as “Lan Chile”, “Lan”, “Lan Airlines” and/or “Lan Group”.

Article the Second: The Company will have its domicile in the city of Santiago, Municipality of Santiago. Without prejudice of the foregoing it may establish agencies, branch offices or premises in other places within the country or abroad.

Article the Third: The Company will remain in existence for an indefinite period of time.

Article the Fourth: The objectives of the Company will be:

a) Commercial air and/or land passenger, cargo, mail transportation in any of its forms, as well as anything in direct or indirect connection with its activity, both in and out of the country, on its own or on others’ account;

b) The rendering of services relative to aircraft maintenance and repair, both of its property or of that of third parties;

c) The development and operation of other activities arising from the company’s objectives and/or related, ancillary or complementary thereto;

d) Business and development of activities in connection with travel, tourism and hotels; and

e) The participation in companies of any type or kind as may enable the Company to carry out its objectives.

SECTION II

Capital, Shares and Shareholders

Article the Fifth: The Company’s capital will be in the amount of US$ 134,303,353, divided into 318,909,090 nominal ordinary shares of the same series, with no face value. There are no special share series or privileged ones.

Shares type form, issuing, exchange, the putting out of use, loss, replacement or any other circumstance with respect to title of same, as well as transference thereof, shall be governed as provided for in the Stock Company Law and Regulation thereto.

Article the Sixth: The shareholders may stipulate such agreements as to limit the free assignment of shares; however such agreements shall be deposited with the company and made available to the other shareholders and interested third parties, and shall be written down in the Shareholders Register in order for these to be valid.

SECTION III

Management

Article the Seventh: The Company shall be administered by a Board of Directors, which shall be elected by the Shareholders’ Meeting.

Article the Eighth: The Board of Directors shall be composed of nine members, who will remain in office for a two- year period and who may be reelected. A Director shall not be required to be a shareholder. A President and a Vice -President shall be designated by the Board members from its number. The Vice-President will substitute for the President in case of absence or inability of the latter. In case of absence or inability of both the President and the Vice-President, the Board may designate a provisional President. For the purpose of the above mentioned substitutions, such absences as being the cause thereof shall not be justified with third parties.

Article the Ninth: Should any Director’s position become vacant, the Board of Directors shall be totally renewed at the next Ordinary Shareholders Meeting. Interim, a temporary substitute may be appointed by the Board.

Article the Tenth: Duties carried out by the Directors shall be rewarded. Such reward and amount thereof shall be annually determined by the Ordinary Shareholders Meeting.

Article the Eleventh: The Board shall assemble with the majority of its members present. Agreements shall be reached by the absolute majority of Directors attending, unless the reaching of such agreements should by law or by these by-laws require a higher majority.

In the case of a tie, the deciding vote will be cast by the person presiding over the meeting. The Chief Executive Officer or a person specifically designated for this task by the Board of Directors will act as the Secretary.

Article the Twelfth: The Board of Directors shall assemble on such days and at such times as determined by it. In any case, the Board shall hold a meeting once a month. The Board may hold extraordinary meetings as especially and jointly called by the President and two of its Directors and/or whenever so requested by the absolute majority of the Directors, in which case such meeting shall necessarily take place.

Article the Thirteenth: The Company is judicially and extra-judicially represented by the Board, as well as for the carrying out of the Company’s objectives, which condition shall not be necessarily vouched for before third parties. The Board shall have all such administration powers not established by the law, the regulations and these by-laws as exclusive to the Shareholders Meeting, and no special power whatsoever shall be necessary, including that required for any such acts or contracts where the laws so require, in accordance with Article 40 of the applicable law. The above is without prejudice of the Company General Manager’s legal representative power.

The Board may delegate part of its authority on the Company’s General Manager, the Company’s Managers, lawyers, a Director or Directors Committee, and for certain special purposes, on other persons.

Article the Fourteenth: Board resolutions and agreements shall be recorded in writing in a Book of Proceedings, which shall at each opportunity be signed by those Directors attending the session and by the Secretary.

Should any Director want to avoid responsibility for any Board’s act or decision, he or she shall have his or her opposition registered in the Proceedings, which fact shall be explained by the President at the next Ordinary Shareholders Meeting.

Should any Director die or for any reason become unable to sign the applicable Proceedings, the circumstances thereof shall be recorded at the bottom of the same.

The Proceedings shall be deemed as approved from the moment it is signed by the persons therein indicated, and from that very moment, the decisions therein contained may be put into effect.

Article the Fifteenth: The Company shall have an Executive Vice-President and a Manager who will legally represent the Company and be designated by the Board. Both positions may be filled by the same person. The Vice-President shall have such authority as conferred by the Board. The Manager shall have the authority delegated upon him by the Board, without prejudice of such powers under the Law, and shall be specially empowered to:

i) Judicially represent the Company with such powers as mentioned at article seven of the Civil Procedure Code, which are deemed to have been expressly reproduced.

ii) Enter into and perform every civil, commercial, administrative or other acts and agreements as may be conducive to the Company’s objectives, up to and for such amounts as the Board may determine.

iii) Generally perform the Board’s decisions and all such acts which it may have expressly delegated power thereto, as to the form, amount and conditions determined. The Board shall designate one or more persons who individually may, in the Manager’s absence (which absence the person concerned shall not be required to account for) validly represent the Company in connection with any notifications as may be given.

SECTION IV

General Shareholders Meetings

Article the Sixteenth: The Shareholders shall hold an Ordinary Meeting once a year between February the first and April the thirtieth.

Article the Seventeenth: Matters pertaining to the Ordinary Shareholders Meeting are:

1) to annually designate external independent auditors, in order to have the Company’s accounting, inventory, balance sheet and other Company’s financial statements examined;

2) to examine the Company’s condition and the external auditors’ reports, to approve, modify or reject the Financial Report, the Balance Sheet and financial statements;

3) to agree on the distribution of profits for the fiscal year and of dividends;

4) to elect Board members or to revoke membership thereto, as well as the appointment or revoking of receivers and administration inspectors;

5) to annually fix Directors’ rewards;

6) to take notice of resolutions adopted by the Board with one or more Directors opposing;

7) to take notice of decisions approving the entering into acts or agreements in which one or more of the Directors had or may have an interest in, whether by themselves or as acting for another person; and

8) generally, any such matters in the Company’s interest which are not ascribed to the Ordinary Shareholders Meeting.

Article the Eighteenth: Matters pertaining to the Extraordinary Shareholders Meeting are:

1) the modification of the Company’s by-laws;

2) the issuing of stock-convertible bonds or debentures;

3) the granting of real or personal security in order to pledge obligations belonging to third parties other than subsidiary (affiliate) companies;

4) such other matters as arising and coming to its knowledge from the by-laws and the law.

Article the Nineteenth: Meetings shall be called by means of a box advertisement to be published at least three times on different days in a newspaper of the company’s domicile as may be determined by the Meeting, or, if not so agreed, or if fulfillment thereof is not possible, in the Official Gazette, at the time, and in the form and under such conditions as determined by the Stock Company Regulation.

In addition to the above mentioned advertisement, mail notice shall be given by mail to each shareholder at least 15 days prior to the date of said Meeting, which notice shall contain reference to such matters as to be dealt with at the same.

This call notice shall mention the matters having been agreed upon by the Board which the Meeting should be advised of, in accordance with Article 44 of the Law. Such Meetings may validly take place with the attendance of the full number of shares issued, even though not all the applicable formalities as required have been fulfilled therefore.

Article the Twentieth: The ordinary and extraordinary shareholders’ meetings will be considered valid with the representation of the majority of the common shares. If the majority is not represented, a new Shareholders’ meeting will be called and that meeting will be considered valid with the shareholders who attend.

Extraordinary Meetings shall be held in the presence of a Notary Public. Notices for the second call shall only be published once the Meeting has failed to take place on second or on third call as the case may be, and in any case, further Meetings shall be called to assemble within 45 days following the date of the Meeting not having taken place on first call.

Notices shall be published within the same period as set forth above.

Article the Twenty First: Agreements reached by the General Meetings, both Ordinary and Extraordinary, shall be adopted with the vote of approval of at least the absolute majority of shares represented at the meeting. In any case, such resolutions as referred to at clause the second of Article sixty seven of the Stock Company Law will require approval by two thirds of shares issued having right to vote. Only nominal shareholders having shares registered in the Shareholder Register five days prior to the day in which such Meeting takes place, may participate in the Meetings and exercise their right to vote. The election of Directors shall be made at a single voting, and such persons shall be deemed to be elected as will have obtained the highest nine majorities. The shareholders may distribute their votes among the candidates as they deem suitable. In carrying out the voting (except in case of a unanimously adverse agreement), the Chairman and the Secretary, together with such persons as having been designated by the Meeting to sign the proceedings of said meeting, shall make a record of votes uttered by word of mouth by the shareholders present, in the order of the attendance list. However, any shareholder will have the right to vote on a ballot signed by him and shall state whether he is signing for himself or by proxy.

Without prejudice of the above, and in order to facilitate and expedite the voting process, the Chairman or the Superintendency as the case may be, may order the voting to be alternately and indiscriminately carried out by word of mouth or by ballots. The Chairman shall have the votes read out on the basis of the notes taken by the appointed persons, in order for everyone present may do the vote count by himself, or to have clear evidence, upon said notes and the ballots, of the actual results.

The Secretary will add up the votes and the Chairman will declare those who obtain the first majorities up to the number of Directors to be elected.

The Secretary will put all the papers used in the election process into an envelope which he will further close and seal with the Company’s seal to be filed for at least a two- year period.

Article the Twenty Second: The shareholders may have other shareholders or third parties represent them at the Meetings, under the forms and conditions contemplated by the Regulation. A power so granted shall be deemed to be valid for the Meeting to be held in place of the Meeting not formerly held due to an insufficient quorum.

Article the Twenty Third: The persons attending a Meeting shall sign their names in an attendance list in which the number of shares held by the signer, the number of shares represented and the represented one’s name to be therein indicated.

Article the Twenty Fourth: Matters discussed and decisions reached at the Meetings shall be written down in a special record book of proceedings to be kept by the Secretary. The proceedings shall be signed by the Chairman or by the one acting in his place, by the Secretary and by three shareholders elected by the Meeting and as representing those attending. The proceedings shall contain an extract of what takes place at the Meeting, and the following shall be necessarily be registered: the names of shareholders present; the number of shares held or represented by each of them; a brief account of observations introduced; an account of motions discussed, and the results of the voting, together with a list of those shareholders against the motion, should anyone request a nominal vote.

Any event taking place during the meeting, as in connection with the company’s interest may only be stricken out of the record with the unanimous consent of those attending.

The proceedings recording the election of the Directors shall include each shareholder’s name, and shall specify the number of shares each one has voted upon, whether by himself or by proxy. It will also include the general result of the voting.

A copy of such proceedings shall be sent to the Stock and Insurance Superintendency. Within three business days the Company shall communicate the appointment of replacement Directors to the Superintendency.

SECTION V

Financial Report, Balance Sheet and Profits

Article the Twenty Fifth: On the 31st of December each year, a Company General Assets and Liabilities Balance shall be made which will contain such instructions as are required by the applicable law and regulation.

Article the Twenty Sixth: At the General Ordinary Meeting the Board of Directors shall give the shareholders an account of the Company’s financial condition, by submitting a report containing a description and explanation of operations performed during the past fiscal year, together with the General Balance Sheet, the Profit and Loss Statement, and the relevant Report made by the external auditors.

All sums received during the fiscal year will be entered under separate headings by the President and the Directors.

Article the Twenty Seventh: Dividends shall only be charged to the fiscal year net profit, or on withheld profits from Balance Sheets approved by the Shareholders Meeting. Should the Company have accrued losses, such profit as obtained during the fiscal year shall in the first place be assigned to absorb such losses. At least 30% of the net profit for each fiscal year shall be distributed as cash dividends to each shareholder, pro rata of their respective shares, unless otherwise agreed at the respective Meeting by the unanimity of shares issued.

Article the Twenty Eighth: For the fifteen day period before the date of the General Ordinary Shareholders’ meeting, the Annual Report, the Balance Sheet and Inventory, the Proceedings, books and other authenticating proof thereof, together with the report to be submitted by the external auditors shall be made available to the shareholders, who may examine the same at the management office. For this purpose, the Company shall provide printed or typewritten copies of such documents. At a date not later than that of the first notice of summons to the Ordinary Meeting, the Company shall send a copy of the Company’s Balance Sheet and Financial Report, including the Auditors’ report and notes thereto, subject to the provisions contained at clauses 2nd and 3rd of Article 75 of the applicable Law.

Article the Twenty Ninth: The Company shall publish the information as provided for by the Stock and Insurance Superintendency in relation to the respective general balance sheets and profit and loss statements in a newspaper of wide circulation in the public domain, not less than 10 and not more than 20 days prior to the date on which the Ordinary Meeting assembles to reach a decision on the same. Within the above mentioned period, the Company shall submit all such documents as set forth above, to the Stock and Insurance Superintendency and in the number of copies as the latter may determine. In case the balance sheet and the profit and loss statements were modified by the Meeting, such modifications shall be published as such within 15 days following the date on which the Meeting is held, subject to these being also sent to the registered Shareholders. The Balance Sheet shall include the names of the President, the Directors and the Managers, indicating as well such Company transactions of shares as effected by said persons during the relevant fiscal year.

Article the Thirtieth: To the extent permitted by the condition of the company’s funds, and as deemed appropriate by the Board, provisional dividends may be distributed to the shareholders during the fiscal year, to be charged to profits for the same period, and upon the personal responsibility of Directors adopting such decision, provided there are no accrued losses.

SECTION VI

Administrative Control

Article the Thirty First: External independent Auditors shall be appointed annually, who will examine accounting, inventories, balance sheets and other Company financial statements, their duty being to draw up a report for the next Ordinary Shareholders Meeting of compliance with the latter’s commission.

SECTION VII

Arbitration

Article the Thirty Second: Any question arising among the shareholders in such capacity, or between these and the Company or Administrators thereof, shall be settled without need of any legal action or further recourse by an arbitrator designated by common agreement by the parties involved, and for want of agreement, through ordinary judicial channels, in which case said arbitrator shall act as such in regard to procedure and by right in connection with judgment, such appointment should be of an attorney who is acting or has acted for at least one year, the position of permanent attorney to the Supreme Court of Justice. Without prejudice of the above, should any conflict arise, the claimant may withdraw knowledge of the arbitrators competence and submit it to the decision of Ordinary Justice.